Exhibit 10.22

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

2186 Jackson Keller Rd, San Antonio, TX 78213, United States

HOSTING AGREEMENT

This hosting agreement (the “Agreement”) is made as of April 01, 2022, by and between RITZER GROUP LLC (“RGLLC”) & RPNY Holdings, LLC (“RPNY”) with a business address at 38 Oaklawn Avenue, Farmingville, New York and APIFINY INC.(“Client” ) with a business address at 1675 Broadway, 35th Floor New York, NY 10019 (defined below) (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Client is in need of data warehousing facilities for itself; and the co-location and hosting of data warehousing hardware and equipment at [***] Rouses Point, NY [***],

WHEREAS, “RGLLC” & “RPNY” has facilities for the co-location and hosting of data warehousing hardware and equipment (the “Hosting Services”) pursuant to a master hosting agreement between “Client”, “RGLLC” the site operator and RPNY Holdings LLC, “RPNY” the site owner or tenant (the “Master Hosting Agreement”); and,

WHEREAS, Client wishes to utilize “RGLLC” & “RPNY” Hosting Services upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

INCORPORATION AND DEFINITIONS

1.1	The above recitals are incorporated as if fully set forth herein.

1.2	As used in this Agreement, the following capitalized terms shall have the following meaning:

A. Agreement means this Hosting Agreement, including Schedule A.

B. Client means the person or entity identified as the Clients in the signature block below.

C. Client’s Equipment means all tangible items provided by Clients to RGLLC for use in connection with data warehousing in a data center, including all mining equipment.

D. Effective Date means the date this Agreement is executed by both parties, as reflected in the signature block below.

E. Schedule A refers to the Schedule A attached hereto.

2186 Jackson Keller Rd, San Antonio, TX 78213, United States

1.	Description of Data Warehousing Hardware and Equipment. Client is the owner of the following data warehousing hardware and/or equipment (the “Equipment”):

Equipment Description/Serial No.	Quantity
S17Pro	[***]
S17+	[***]

Any additional equipment that is being provided and any technical/performance specifications for the Equipment are set forth in Schedule A to this Agreement.

2.	Hosting Services. RGLLC & RPNY shall provide the following Hosting Services:

a.	License to Use Site. Subject to the terms and conditions hereof, RGLLC & RPNY has secured a designated area and sufficient power supply for Hosting Services, and hereby grants to Client a license to have access to and make use of designated areas at the Site (which designated areas shall be confirmed by RGLLC & RPNY prior to the availability of Available Electricity, on the schedule provided for herein) during the Term for the sole purpose of Client’s conducting data mining or data processing operations at such Site. RGLLC & RPNY agrees to provide Client with [***] megawatts ([***]MW) of electricity (the “Available Electricity on lst April, 2022 which is estimated to be available approximately in [***] months after execution of this Agreement, and Client agrees to utilize all such Available Electricity. At RGLLC & RPNY ’s option at any time and upon no less than fifteen (l5) days prior written notice to Client, RGLLC & RPNY may at its own expense and liability move and re-install any of Client’s Equipment to a different location at the Site equally suitable for the operation thereof to the original location and restore Client’s Equipment to operational status.

b.	Initial Receipt and Inspection. RPNY shall receive and inspect the Equipment set forth above, to verify quantities and serial numbers/descriptions of Equipment and any related equipment that is provided to RPNY. RPNY shall provide Client with a list of Equipment received by RPNY and shall notify Client in writing of any deficiencies in Equipment and/or any damages to Equipment that occurred during transit of the Equipment. RPNY shall check the general functioning of the Equipment delivered, and notify Client in writing of any functional issues, with a description of any repairs that are anticipated to be necessary to bring the Equipment to appropriate functionality, together with an estimate of the cost to repair the Equipment and the estimated time to complete such repairs. Any repair services to be provided by RPNY will be in accordance with Section 2(f) hereof.

2186 Jackson Keller Rd, San Antonio, TX 78213, United States

c.	Installation/Physical Operating Environment. RGLLC & RPNY shall set up and install any successfully functioning and/or repaired Equipment within one business day of receipt. RGLLC & RPNY shall provide temperature and humidity controlled physical facilities with commercially reasonable ventilation for properly functioning Equipment and commercially reasonable security, together with internet connectivity, and electricity for the operation of the Equipment. In the event of an interruption of Hosting Services caused by a failure of the physical facilities, interconnectivity or electricity provided by RGLLC & RPNY hereunder, RGLLC & RPNY shall promptly notify Client of such interruption of service and shall promptly correct. RGLLC & RPNY shall not provide management of any aspect of software that Client uses in connection with the Equipment.

d.	Monitoring. RGLLC & RPNY will provide monitoring of the functionality of the Equipment on a continuing, daily basis, and will promptly notify Client in writing of any functional issues with or damage to the Equipment, with a description of any repairs that are anticipated to be necessary to bring the Equipment to appropriate functionality, together with an estimate of the cost to repair the Equipment and the estimated time to complete such repairs. Any repair services to be provided by RGLLC & RPNY will be in accordance with Section 2(f) hereof. RGLLC & RPNY is not responsible for defective, aging or over-clocked Equipment. Client may, at its election, physically visit RGLLC & RPNY ’s premises to monitor its Equipment, provided, however, that Client will be limited to no more than two (2) such visits per 12-month period unless Client is notified pursuant to this section in order to review such Equipment.

e.	Remote Access. Client will be provided with remote access capability to Client’s Equipment, via a secure VPN connection, which access will allow Client to manage its Equipment directly. RGLLC & RPNY shall not provide management of Client’s remote access to its Equipment.

f.	Repairs. Any repairs to be completed will be at the expense of Client and are in addition to any monthly fees for Hosting Services. If repairs are to be completed by RGLLC & RPNY, labor for such repairs shall be billed at the rate of [***] per hour for internal labor, and at the rate of cost plus [***] for any outside labor, together with any costs for parts associated with the repair. RGLLC & RPNY reserves the right to increase hourly repair charges in its sole but reasonable discretion and shall provide Client with at least thirty (30) days prior notice of any increase in repair rates. Repairs will not be commenced until authorization is received by the Client to proceed, which authorization may be provided by telephone authorization, text message or electronic mail. In the event that Client wishes to complete repairs on the Equipment on its own (whether directly or through a third party), Client shall provide RGLLC & RPNY with at least three (3) business days’ prior written notice of the name of the party who will be on-site at RGLLC & RPNY ’s premises, the approximate time of the visit, and a certificate of insurance for such party.

2186 Jackson Keller Rd, San Antonio, TX 78213, United States

3.	Compensation and Payment Terms.

a.	Shipping. Client is responsible for making arrangements to ship the Equipment to RPNY, to deliver the Equipment to any third parties for repairs to be completed, and to return the Equipment from RPNY to Client, and for any expenses related thereto. Except as otherwise stated herein, title, possession and risk of loss shall remain with Client until delivery, receipt, inspection and acceptance of the Equipment by RPNY, and, upon return to Client, possession and risk of loss shall pass to Client when the Equipment is placed in the possession of the carrier for return to Client or for shipment on behalf of Client to a destination designated by Client. Nothing in this section shall in any manner limit RPNY ’s rights to reject any part of the Equipment in need of repair under Section 2(a).

b.	Hosting Services Fee. Client shall compensate RGLLC & RPNY at the following rates for Hosting Services for the Equipment covered by this Agreement: $[***]/kwh of electricity used for the term of this Agreement. This amount shall be all inclusive except for repair costs if provided for herein. If in any month Client curtails its electric load by ceasing, replacing or uninstalling its Equipment to an average of less than [***] of the Available Electricity, then irrespective of Client’s actual electric load in that month, Client shall pay to RGLLC & RPNY a minimum Hosting Services fee at the rate of [***] for each MW of electric load. For the avoidance of doubt, the use by Client of electric load in any month over the [***] threshold shall obligate Client to pay the full Hosting Services fee in accordance with RGLLC & RPNY ’s invoices. If Client curtails its electric load below the [***] threshold indicated above for more than three (3) successive months or for more than four (4) months during any rolling twelve-month period during the Term of this Agreement (or any renewal thereof), RGLLC & RPNY may, but shall not be obligated to, terminate this Agreement without any further liability or penalty and Client shall be obligated to remove the relevant Equipment. The rates for Hosting Services are based on various charges, including an electricity charge per kilowatt hour per unit in operation per month. In the event of an increase in the electricity charges (including without limitation, any governmental taxes or surcharges thereon), RGLLC & RPNY may increase the rate for Hosting Services accordingly only if 1) the electricity price permanently rise for more than successive thirty 30 days, or 2) agreed by either Party, and shall provide Client with at least thirty 30 days prior written notification of any such increase.

c.	Repair Payment Terms. Repair services provided by RGLLC & RPNY shall be charged at the rates set forth herein (as they may be adjusted from time to time as provided for in Section 2(b) of this Agreement) and shall be invoiced to Client. Invoices for repair services must be paid within ten (10) days of the receipt of the invoice.

2186 Jackson Keller Rd, San Antonio, TX 78213, United States

d.	Deposits. Client shall be responsible for payment of a deposit in the amount of [***] (representing [***] months of estimated hosting services fees, to be paid as follows: the sum of [***] shall be due and payable upon execution of this Agreement; the sum of [***] shall be due and payable within two (2) business days after delivery of the equipment and shipment lead time in 20 days arrival on site upon signed this Agreement. A full of the deposit shall be applied to the monthly fee for Hosting Services for the first month of this Agreement. The balance shall be held by RGLLC & RPNY as security for the Client’s full, timely and faithful performance of all of Client’s obligations hereunder, including without limitation, the payment of monthly Hosting Services fees and repair charges. If Client fails to pay any undisputed monthly Hosting Services fees or repair charges, or otherwise defaults (and does not cure) with respect to any provision of this Agreement, RGLLC & RPNY may, but is not obligated to, use, apply or retain all or any portion of the deposit for the payment of any monthly Hosting Services fees, repair charges or other payments owed to Landlord as a result of a default by Client. In the event that Client shall fully perform the obligations under this Agreement, RGLLC & RPNY shall refund such deposit within fifteen (15) business days after the termination or expiration of this Agreement, or apply same to the final monthly Hosting Services fee, as determined in RGLLC & RPNY ’s reasonable discretion.

e.	General Payment Terms. All payments are payable to RGLLC & RPNY by bank transfer, with all processing and/or transfer fees paid by Client. Checks should be payable to RGLLC & RPNY, LLC and reference the client number for proper processing. Amounts for payments shall be in United States Dollars.

f.	Late Payment Charges. Late payments will incur interest at the lesser of [***] or the maximum amount allowed under applicable law. RGLLC & RPNY may at its option cease providing services under this Agreement in the event an invoice is not timely paid (or disputed as provided in Section 3(g)).

4.	Unauthorized Access. Client is undertaking the activity of data warehousing for its own behalf only and at its own risk. Client represents and warrants that it is a sophisticated investor and is able to bear the economic risk associated with data warehousing. Client is responsible for ensuring the security of its Equipment. For security and confidentiality, the parties agree that RGLLC & RPNY will have no access to and no responsibility for the creation and operation of any Client wallets and/or pool accounts. RGLLC & RPNY shall keep this Agreement, and the location of the Equipment, confidential, except where disclosure is required by applicable law, regulation or order of a governmental agency or court of competent jurisdiction; and the event of such disclosure, RGLLC & RPNY will provide Client with prompt written notice thereof. RGLLC & RPNY will have no liability to Client for any unauthorized access or breach of the Equipment, unless RGLLC or RPNY are negligent in their responsibilities hereunder. Client will be given a username and password for VPN access and is responsible for maintaining the security and confidentiality of the password. Client agrees not to use the username or password of another user at any time nor to disclose its password to any third party. Client shall notify RGLLC & RPNY immediately if it has a reasonable basis to suspect any unauthorized use of its account or unauthorized access to the VPN. Client is responsible for compliance with RGLLC & RPNY ’s Acceptable Use Policy, as it may be amended from time to time in RGLLC & RPNY ’s sole discretion.

2186 Jackson Keller Rd, San Antonio, TX 78213, United States

5.	Intellectual Property. This Agreement does not provide Client with any rights to RGLLC & RPNY ’s technology, software, software tools, trade secrets, know-how, processes, methodologies, techniques or other information regarding RGLLC & RPNY ’s operations, all of which is the proprietary and confidential information of RGLLC & RPNY (“RGLLC & RPNY ’s Technology and Information”). This Agreement does not provide RGLLC or RPNY with any rights to Client ’s technology, software, software tools, trade secrets, know-how, processes, methodologies, techniques or other information regarding Apifiny’s operations, all of which is the proprietary and confidential information of Apifiny. Client is authorized to use RGLLC & RPNY ’s Technology and Information solely for the purpose of enabling Client to access the services provided to Client under this Agreement, and Client will not use or disclose any of RGLLC & RPNY ’s Technology and Information for any purpose other as is directly related to this Agreement.

6.	Term and Termination.

a.	Term. Subject to the terms of the Master Hosting Agreement, this Agreement shall commence on the date it is executed and the deposit is paid and shall continue for a term of Twelve (l2) months (the “Term”). This Agreement may be renewed by the Client for an additional twenty-four (24) month term consistent with RGLLC & RPNY ’s then current rates, provided that Client provides written notice of renewal to RGLLC & RPNY at least ninety (90) days prior to the conclusion of the Term.

b.	Early Termination/Cancellation Fee. Client may terminate this Agreement prior to its expiration with or without cause, upon written notice to RGLLC & RPNY. Upon exercise of its right to terminate this Agreement prior to its expiration, Client shall be responsible for a cancellation fee equal to the prior month’s billing as liquidated damages.

c.	Termination for Nonpayment. In the event that Client does not make timely payment of any undisputed amounts due to be paid hereunder and such failure to pay continues for fifteen (15) business days after the date payment is due, RGLLC & RPNY may, at its election and in its discretion and without additional notice to Client: (i) terminate internet connectivity for the Equipment, and Client shall remain obligated for any electricity costs associated with the Equipment, plus a reconnection fee in the amount of [***] per unit, all of which, together with any arrears, must be paid in full before the Equipment is re-connected; or (ii) terminate this Agreement and Client shall forfeit any remaining portion of its deposit and additionally be responsible for a termination fee equal to the prior month’s billing multiplied by [***].

2186 Jackson Keller Rd, San Antonio, TX 78213, United States

d.	Termination for Breach. In the event that either party shall be in default of its material obligations under this Agreement (other than an undisputed nonpayment default) and shall fail to remedy such default within thirty (30) days after receipt of written notice thereof, the non-defaulting party may terminate this Agreement upon expiration of the thirty (30) day period.

7.	Insurance and Indemnification.

a.	Insurance. RGLLC & RPNY will provide commercially reasonable “all-risk” property liability insurance for its premises and its activities at the premises. Such coverage will insure the Equipment and be responsible for securing insurance against fire and other risks as from time to time are customarily included in such coverage, for the full insurable value of the Equipment.

b.	Indemnification. RGLLC & RPNY agrees to indemnify, defend and hold harmless Client, and its respective directors, officers, managers, members and employees from any third party liability, loss or damage, including reasonable attorneys’ fees, that Client may suffer as a result of claims, demands, costs or judgments directly arising out of RGLLC & RPNY ’s acts or omissions with respect to: (i) any material breach, violation or nonperformance by RGLLC & RPNY of any its obligations under this Agreement; and, (ii) RGLLC & RPNY ’s gross negligence or willful misconduct. Client agrees to indemnify, defend and hold harmless RGLLC & RPNY, and its respective members, manager, officers, agents and employees from any third party liability, loss or damage, including reasonable attorneys’ fees, that RGLLC & RPNY may suffer as a result of claims, demands, costs or judgments directly arising out of Client’s acts or omissions with respect to: (i) any material breach, violation or nonperformance by Client of any obligation, term or condition set forth in this Agreement; and (ii) Client’s gross negligence or willful misconduct. Both parties agree that upon receipt of a notice of claim or action for which indemnification is sought, the party receiving such notice will notify the other party promptly. In the event such prompt notice it provided, the indemnifying party agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against the indemnified party, and their respective directors, officers, members, managers, agents and/or employees with respect to the subject of the indemnity contained herein, whether such claims or actions are rightfully brought or filed. The indemnifying party shall not pay, settle, or acknowledge liability under any claim hereunder without the prior written consent of the indemnified party. Each party agrees to cooperate with the other party in the defense of such claim or action.

2186 Jackson Keller Rd, San Antonio, TX 78213, United States

c.	Attorneys’ Fees. In the event of any claim or action between the parties to enforce the terms of this Agreement or any dispute hereunder, Client agrees that RGLLC & RPNY shall be entitled to recover its reasonable expenses incurred in connection with such claim action or dispute, including without limitation reasonable attorneys’ fees.

d.	LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFIT OR BUSINESS INTERRUPTION) ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. IN ADDITION, NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER PARTY’S LIABILITY HEREUNDER SHALL EXCEED THE EQUIVALENT OF THREE MONTH’S HOSTING FEES.

e.	LIMITATION OF WARRANTIES. THE HOSTING SERVICES AND OTHER SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. TO THE GREATEST EXTENT ALLOWED BY LAW, RGLLC & RPNY EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OR TRADE.

8.	Force Majeure. Nonperformance by RGLLC & RPNY shall be excused by the Client under any theory of liability to the extent that RGLLC & RPNY ’s performance is rendered impossible due to Force Majeure. “Force Majeure” means any cause or event beyond the reasonable control of RGLLC & RPNY and not due to the fault or negligence of RGLLC & RPNY and which could not have been avoided or overcome by due diligence and use of reasonable efforts, including (but only to the extent that the following examples satisfy such definition): acts of God, flood, tornado, hurricane, ice storm or other unusually severe storms, lightning, earthquake, fire, explosion, acts of the public enemy, vandalism, riots, explosions, blockades, sabotage, terrorism, civil disturbance, impact of war (declared or not) or mobilization, national emergency, or any restraint or restriction imposed by applicable law or any directive from a governmental authority, or unreasonable delay or failure to act by a governmental authority, which by exercise of due diligence and in compliance with applicable law RGLLC & RPNY could not reasonably have been expected to avoid and to the extent which, by exercise of due diligence and in compliance with applicable law, has been unable to overcome.

2186 Jackson Keller Rd, San Antonio, TX 78213, United States

9.	Miscellaneous and General Provisions. The terms, conditions, representations and warranties contained in this Agreement shall survive the termination or expiration of this Agreement. In the event that any provision or any part of a provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable laws by an authority having jurisdiction, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provisions or parts of provisions of this Agreement, which shall remain in full force and effect as if the unenforceable provision or part were deleted. This Agreement constitutes the entire agreement between the parties hereto. No oral representations or other agreements have been made except as stated in the Agreement. This Agreement may not be changed in any way except as herein provided, and no term or provision hereof may be waived except in writing signed by a duly authorized officer or agent of the party against whom enforcement is sought. The titles of any paragraph of this Agreement are for convenience only and shall not be deemed to limit, restrict or alter the content, meaning or effect thereof. Any notices between the parties shall be made by email, fax or priority mail with proof of delivery, addressed to the parties at the addresses indicated at the top of this Agreement, or such other address as a party may designate from time to time. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one agreement. This Agreement shall be construed under the laws of the State of New York. This Agreement is made in New York State. Any and all disputes or legal proceedings related to this Agreement shall be subject to the exclusive jurisdiction of the New York State Supreme Court venue in Schenectady County, New York. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in The New York State Supreme Court in Schenectady County, New York, including but not limited to any argument the same has been brought in an inconvenient forum. The parties herby also irrevocably waive any right to a jury trial in any legal proceeding or action related to this Agreement.

EXECUTED as a sealed instrument as of the date first written above.

[signatures to follow]

2186 Jackson Keller Rd, San Antonio, TX 78213, United States

WITNESS THE SIGNATURES of the Parties to the Hosting Agreement as set forth below.

Clients: APIFINY INC.		RITZER GROUP LLC

By:	/s/ Haohan Xu	By:	/s/ Calvin C.H.Siu
Its Authorized Representative		Its Authorized Representative

Name:	Haohan Xu	Name:	Calvin C.H.Siu

Title:	CEO	Title:	CMO

Date:		Date:	30 March 2022

RPNY HOLDINGS, LLC

By:	/s/ Michael Maranda
Its Authorized Representative

Name:	Michael Maranda

Title:	CEO

Date:

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